Exhibit 11

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

February 15, 2019

Rachael M. Zufall, Esq.

Teachers Advisors, LLC

8500 Andrew Carnegie Blvd.

Charlotte, North Carolina 28262

Dear Ladies and Gentlemen:

We have acted as counsel for TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of each Target Fund (as defined below), each a series of Nuveen Strategy Funds, Inc., a Minnesota corporation, to its corresponding Acquiring Fund (as defined below), each a series of the Trust, in exchange for shares of beneficial interest of the corresponding Acquiring Fund and the assumption of the Target Fund’s liabilities by its corresponding Acquiring Fund pursuant to the proposed reorganizations as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”) by and among the Trust, on behalf of the Acquiring Funds, and Nuveen Strategy Funds, Inc., on behalf of the Target Funds, and, with respect to certain provisions of the Agreement, Teachers Advisors, LLC and Nuveen Fund Advisors, LLC, as filed with the Registration Statement.

The Target Funds and the Acquiring Funds are defined and will be reorganized pursuant to the Agreement as set forth in the table below.

Target Fund	Acquiring Fund
Nuveen Strategy Conservative Allocation Fund	TIAA-CREF Lifestyle Conservative Fund
Nuveen Strategy Balanced Allocation Fund	TIAA-CREF Lifestyle Moderate Fund
Nuveen Strategy Growth Allocation Fund	TIAA-CREF Lifestyle Growth Fund
Nuveen Strategy Aggressive Growth Allocation Fund	TIAA-CREF Lifestyle Aggressive Growth Fund

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust, as amended.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be registered pursuant to the Registration Statement (“Shares”), when it is made effective by the Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been duly and validly issued and outstanding, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

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